Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") among GLOBAL DIVERSIFIED MARKETING GROUP, INC., a Delaware corporation ("Global"), GLOBAL DIVERSIFIED HOLDINGS, INC. a New York corporation (“GDHI”) and the person listed in Exhibit A hereof (collectively the "Shareholder"), being the owner of record of all of the issued and outstanding stock of GDHI.

Whereas, Global wishes to acquire and the Shareholder wishes to transfer all of the issued and outstanding securities of GDHI in a transaction intended to qualify as a reorganization within the meaning of §368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Acquisition”).

Now, therefore, Global, GDHI, and the Shareholder adopt this plan of reorganization and agree as follows:

1.        Exchange of Stock

1.1       Number of Shares. The Shareholder agrees to transfer to Global at the Closing (defined below) the number of shares of common stock of GDHI, shown opposite their names in Exhibit A, in exchange for an aggregate of 200 shares of voting common stock of Global, $.0001 par value per share.

1.2       Exchange of Certificates. Each holder of an outstanding certificate or certificates theretofore representing shares of GDHI common stock shall surrender such certificate(s) for cancellation to Global, and shall receive in exchange a certificate or certificates representing the number of full shares of Global common stock into which the shares of GDHI common stock represented by the certificate or certificates so surrendered shall have been converted. The transfer of GDHI shares by the Shareholder shall be effected by the delivery to Global at the Closing of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank.

1.3       Fractional Shares. Fractional shares of Global common stock shall not be issued, but in lieu thereof Global shall round up fractional shares to the next highest whole number.

1.4       Further Assurances. At the Closing and from time to time thereafter, the Shareholder shall execute such additional instruments and take such other action as Global may request in order more effectively to sell, transfer, and assign the transferred stock to Global and to confirm Global's title thereto.

1.5       Securities Outstanding After Closing. Immediately following the Closing, there will be issued and outstanding in Global 13,000,200 common shares issued to 12,500,200 to Paul Adler, the sole officer and director of Global, 250,000 common shares held by two shareholders existing prior to the Acquisition.

2.         Exchange of Other Securities.

2.1       Securities Exchanged. All outstanding warrants, options, stock rights and all other securities of GDHI owned by the Shareholder shall be exchanged and adjusted, subject to the terms contained in such warrants, options, stock rights or other securities, for similar securities of Global.

2.2       Ratio of Exchange. The securities of GDHI owned by the Shareholder, and the relative securities of Global for which they will be exchanged, are set out opposite his name in Exhibit A.

3.        Closing. The Closing contemplated herein shall be held at the principal offices of Global, at Island Park, New York, unless another place or time is agreed upon in writing by the parties without requiring the meeting of the parties hereof. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. The date of Closing may be accelerated or extended by agreement of the parties.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

4.        Unexchanged Certificates. Until surrendered, each outstanding certificate that prior to the Closing represented GDHI common stock shall be deemed for all purposes, other than the payment of dividends or other distributions, to evidence ownership of the number of shares of Global common stock into which it was converted. No dividend or other distribution shall be paid to the holders of certificates of GDHI common stock until presented for exchange at which time any outstanding dividends or other distributions shall be paid.

5.        Representations and Warranties of GDHI

GDHI represents and warrants as follows:

5.1       Corporate Status. GDHI is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

5.2       Capitalization. The authorized capital stock of GDHI consists of 200 shares of common stock, no par value per share, of which 200 shares are issued and outstanding, all fully paid and nonassessable. There are no shares of preferred stock issued or authorized.

5.3       Subsidiaries. GDHI has no subsidiaries.

5.4       Financial Statements. The audited financial statements of GDHI acceptable to Global (“GDHI’s Financial Statements”) furnished to Global are correct and fairly present the financial condition of GDHI as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

5.5       Undisclosed Liabilities. GDHI had no liabilities of any nature except to the extent reflected or reserved against in GDHI's Financial Statements, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due, and GDHI's accounts receivable, if any, are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefor in GDHI's Financial Statements.

5.6       Absence of Material Changes. Between the date of GDHI’s Financial Statements and the date of this Agreement, there have not been, except as set forth in a list certified by the president of GDHI and delivered to Global, (1) any changes in GDHI's financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse; (2) any damage, destruction, or loss of or to GDHI's property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of GDHI's capital stock, or any direct or indirect redemption, purchase, or other Global of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees.

5.7       Litigation. There is no litigation or proceeding pending, or to GDHI’s knowledge threatened, against or relating to GDHI, its properties or business, except as set forth in a list certified by the president of GDHI and delivered to Global.

5.8       Contracts. GDHI is not a party to any material contract other than those listed as attachment hereto.

5.9       No Violation. Execution of this Agreement and performance by GDHI hereunder has been duly authorized by all requisite corporate action on the part of GDHI, and this Agreement constitutes a valid and binding obligation of GDHI, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of GDHI is subject or by which GDHI is bound.

5.10     Title to Property. GDHI has good and marketable title to all properties and assets, real and personal, reflected in GDHI's Financial Statements, except as since sold or otherwise disposed of in the ordinary course of business, and GDHI's properties and assets are subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists.

5.11     Corporate Authority. GDHI has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

5.12     Access to Records. From the date of this Agreement to the Closing, GDHI will (1) give to Global and its representatives full access during normal business hours to all of its offices, books, records, contracts, and other corporate documents and properties so that Global may inspect and audit them and (2) furnish such information concerning GDHI's properties and affairs as Global may reasonably request.

5.13     Confidentiality. Until the Closing (and permanently if there is no Closing), GDHI and the Shareholder will keep confidential any information which they obtain from Global concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, GDHI and the Shareholder will return to Global all written matter with respect to Global obtained by them in connection with the negotiation or consummation of this Agreement.

6.         Representations and Warranties of the Shareholders

The Shareholder represents and warrants as follows:

6.1       Title to Shares. The Shareholder is the owner, free and clear of any liens and encumbrances, of the number of GDHI shares which are listed in the attached schedule and which they have contracted to exchange.

6.2       Litigation. There is no litigation or proceeding pending, or to the Shareholder’s knowledge threatened, against or relating shares of GDHI held by the Shareholder.

7.        Representations and Warranties of Global

The Global represents and warrants as follows:

7.1       Corporate Status. Global is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

7.2       Capitalization. The authorized capital stock of Global consists of 100,000,000 shares of common stock, $.0001 par value per share, of which 13,370,000 shares are issued and outstanding and 20,000,000 shares authorized of non-designated preferred stock. There are no shares of preferred stock, designated, issued or authorized.

7.3       Subsidiaries. Global has no subsidiaries.

7.4       Public Company. Global filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, a registration statement on Form 10 on January 19, 2018 registering its class of common stock.

7.5       Public Filings. Global has timely filed all reports required to be filed by it under Section 13 of the Securities Exchange Act of 1934.

7.6       Financial Statements. The audited financial statements of Global acceptable GDHI (“Global’s Financial Statements”) furnished to GDHI are correct and fairly present the financial condition of Global as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

7.7       Undisclosed Liabilities. Global had no liabilities of any nature except to the extent reflected or reserved against in Global's Financial Statements, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due, and Global's accounts receivable, if any, are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefor in Global's Financial Statements.

7.8       Absence of Material Changes. Between the date of Global’s Financial Statements and the date of this Agreement, there have not been, except as set forth in a list certified by the president of Global and delivered to GDHI, (1) any changes in Global's financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse; (2) any damage, destruction, or loss of or to Global's property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of Global's capital stock, or any direct or indirect redemption, purchase, or other Global of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees.

7.9       Litigation. There is no litigation or proceeding pending, or to the Company’s knowledge threatened, against or relating to Global, its properties or business, except as set forth in a list certified by the president of Global and delivered to GDHI.

7.10     Contracts. Global is not a party to any material contract other than those listed as an attachment hereto.

7.11     No Violation. Execution of this Agreement and performance by Global hereunder has been duly authorized by all requisite corporate action on the part of Global, and this Agreement constitutes a valid and binding obligation of Global, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Global is Subject or by which Global is bound.

7.12     Title to Property. Global has good and marketable title to all properties and assets, real and personal, reflected in Global's Financial Statements, except as since sold or otherwise disposed of in the ordinary course of business, and Global's properties and assets are Subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists.

7.13    Corporate Authority. Global has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

7.14     Confidentiality. Until the Closing (and permanently if there is no Closing), Global and its representatives will keep confidential any information which they obtain from GDHI concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, Global will return to GDHI all written matter with respect to GDHI obtained by it in connection with the negotiation or consummation of this Agreement.

7.15     Investment Intent. Global is acquiring the GDHI shares to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof, and Global has no commitment or present intention to liquidate GDHI or to sell or otherwise dispose of its stock.

8.        Conduct Pending the Closing

Global, GDHI and the Shareholder covenant that between the date of this Agreement and the Closing as to each of them:

8.1       No change will be made in the charter documents, by-laws, or other corporate documents of Global or GDHI.

8.2       As and if required by law, the shareholder of Global shall have approved the this Agreement.

8.3       GDHI and Global will use their best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

8.4       The Shareholder will not sell, transfer, assign, hypothecate, lien, or otherwise dispose or encumber the GDHI shares of common stock owned by him.

9.        Conditions Precedent to Obligation of GDHI and the Shareholder

GDHI’s and the Shareholder’s obligation to consummate this exchange shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by GDHI or the Shareholder as appropriate:

9.1       Global's Representations and Warranties. The representations and warranties of Global set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

9.2       Global's Covenants. Global shall have performed all covenants required by this Agreement to be performed by it on or before the Closing.

9.3       Board of Director Approval. This Agreement shall have been approved by the Board of Directors of Global.

9.4       Supporting Documents of Global. Global shall have delivered to GDHI and the Shareholder supporting documents in form and substance reasonably satisfactory to GDHI and the Shareholder, to the effect that:

(a) Global is a corporation duly organized, validly existing, and in good standing;

(b) Global's authorized capital stock is as set forth herein;

(c) Certified copies of the resolutions of the board of directors of Global authorizing the execution of this Agreement and the consummation hereof;

(d) Secretary's certificate of incumbency of the officers and directors of Global;

(e) Global’s Financial Statement; and

(f) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

10.      Conditions Precedent to Obligation of Global

Global's obligation to consummate this merger shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by Global:

10.1     GDHI’s and the Shareholder’s Representations and Warranties. The representations and warranties of GDHI and the Shareholder set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

10.2     GDHI’s and the Shareholder’s Covenants. GDHI and the Shareholder shall have performed all covenants required by this Agreement to be performed by them on or before the Closing.

10.3     Board of Director Approval. This Agreement shall have been approved by the Board of Directors of GDHI.

10.4     Shareholder Execution. This Agreement shall have been executed by the shareholder of GDHI.

10.5     Supporting Documents of GDHI. GDHI shall have delivered to Global supporting documents in form and Substance reasonably satisfactory to Global to the effect that:

(a) GDHI is a corporation duly organized, validly existing, and in good standing;

(b) GDHI's capital stock is as set forth herein;

(c) Certified copies of the resolutions of the board of directors of GDHI authorizing the execution of this Agreement and the consummation hereof;

(d) Secretary's certificate of incumbency of the officers and directors of GDHI;

(e) GDHI’s Financial Statements; and

(f) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

11.      Indemnification

11.1     Indemnification of Global. GDHI and the Shareholder severally (and not jointly) agree to indemnify Global against any loss, damage, or expense (including reasonable attorney fees) suffered by Global from (1) any breach by GDHI or the Shareholder of this Agreement or (2) any inaccuracy in or breach of any of the representations, warranties, or covenants by GDHI or the Shareholder herein; provided, however, that (a) Global shall be entitled to assert rights of indemnification hereunder only if and to the extent that it suffers losses, damages, and expenses (including reasonable attorney fees) exceeding $50,000 in the aggregate and (b) Global shall give notice of any claims hereunder within twenty-four months beginning on the date of the Closing. No loss, damage, or expense shall be deemed to have been sustained by Global to the extent of insurance proceeds paid to, or tax benefits realizable by, Global as a result of the event giving rise to such right to indemnification.

11.2     Proportionate Liability. The liability of the Shareholder under this Section shall be in the proportion that the total number of Global shares to be received by him bears to the total number of Global shares to be received by all the Shareholder and shall in no event exceed 25 percent of the value of the Global shares received by such Shareholder. With respect to Shareholders that are estates, trusts, or custodianships, the executor, trustee, or custodian is a party to this Agreement only in its fiduciary capacity and liability hereunder shall be limited to the fiduciary assets and shall not extend to the assets of the executor, trustee, or custodian.

11.3     Indemnification of GDHI and the Shareholder. Global agrees to indemnify GDHI and the Shareholder against any loss, damage, or expense (including reasonable attorney fees) suffered by GDHI or by any of the Shareholder from (1) any breach by Global of this Agreement or (2) any inaccuracy in or breach of any of Global's representations, warranties, or covenants herein.

11.4     Defense of Claims. Upon obtaining knowledge thereof, the indemnified party shall promptly notify the indemnifying party of any claim which has given or could give rise to a right of indemnification under this Agreement. If the right of indemnification relates to a claim asserted by a third party against the indemnified party, the indemnifying party shall have the right to employ counsel acceptable to the indemnified party to cooperate in the defense of any such claim. As long as the indemnifying party is defending any such claim in good faith, the indemnified party will not settle such claim. If the indemnifying party does not elect to defend any such claim, the indemnified party shall have no obligation to do so.

12.      Termination. This Agreement may be terminated (1) by mutual consent in writing; (2) by either GDHI, the Shareholder or Global if there has been a material misrepresentation or material breach of any warranty or covenant by any other party; or (3) by either GDHI, the Shareholder or Global if the Closing shall not have taken place, unless adjourned to a later date by mutual consent in writing.

13.      Survival of Representations and Warranties. The representations and warranties of GDHI, the Shareholder and Global set out herein shall survive the Closing.

14.      Arbitration

Scope. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association.

Situs. The situs of arbitration shall be chosen by the party against whom arbitration is sought, provided only that arbitration shall be held at a place in the reasonable vicinity of such party's place of business or primary residence and shall be within the United States. The situs of counterclaims will be the same as the situs of the original arbitration. Any disputes concerning situs will be decided by the American Arbitration Association.

Applicable Law. The law applicable to the arbitration and this agreement shall be that of the State of Delaware, determined without regard to its provisions which would otherwise apply to a question of conflict of laws. Any dispute as to the applicable law shall be decided by the arbitrator.

Disclosure and Discovery. The arbitrator may, in its discretion, allow the parties to make reasonable disclosure and discovery in regard to any matters which are the Subject of the arbitration and to compel compliance with such disclosure and discovery order. The arbitrator may order the parties to comply with all or any of the disclosure and discovery provisions of the Federal Rules of Civil Procedure, as they then exist, as may be modified by the arbitrator consistent with the desire to simplify the conduct and minimize the expense of the arbitration.

Finality and Fees. Any award or decision by the American Arbitration Association shall be final, binding and non-appealable except as to errors of law. Each party to the arbitration shall pay its own costs and counsel fees.

Measure of Damages. In any adverse action, the parties shall restrict themselves to claims for compensatory damages and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages.

Covenant Not to Sue. The parties covenant that under no conditions will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney's fees to the prevailing party.

Intention. It is the intention of the parties and their affiliates that all disputes of any nature between them, whenever arising, from whatever cause, based on whatever law, rule or regulation, whether statutory or common law, and however characterized, be decided by arbitration as provided herein and that no party or affiliate be required to litigate in any other forum any disputes or other matters except for requests for injunctive or equitable relief. This agreement shall be interpreted in conformance with this stated intent of the parties and their affiliates.

15.      General Provisions

15.1     Further Assurances. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

15.2     Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

15.3     Brokers. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

15.4     Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

If to Global, to:

Global Diversified Marketing Group, Inc.

4042 Austin Boulevard, Suite B

Island Park, New York 11558

If to GDHI, to

Global Diversified Holdings, Inc.

4042 Austin Boulevard, Suite B

Island Park, New York 11558

If to the Shareholder, to

Paul Adler

4042 Austin Boulevard, Suite B

Island Park, New York 11558

16.5     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

16.6     Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

16.7     Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

16.8     Effective Date. This effective date of this Agreement shall be November 26, 2018.

GLOBAL DIVERSIFIED MARKETING GROUP, INC.

By	/Paul Adler
Paul Adler

GLOBAL DIVERSIFIED HOLDINGS, INC.

By	/Paul Adler
Paul Adler

Exhibit A

Number of	Number of
GDHI Shares	Global
To Be	Shares To Be	Name of
Transferred	Received	Shareholder	Address

200	200	Paul Adler	4042 Austin Boulevard
Suite B
Island Park, New York 11558

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